Exhibit 10.27

SUPPLEMENTARY AGREEMENT

THIS SUPPLEMENTARY AGREEMENT (this “Agreement”) is entered into on January 28, 2010 in the People’s Republic of China (the “PRC” or “China”) by and among the following parties:

(1)                                  CHINACACHE INTERNATIONAL HOLDINGS LTD. (the “Buyer”), a company duly incorporated and existing under the laws of the Cayman Islands;

(2)                                  JNET HOLDINGS LIMITED  (the “Company”), a company duly incorporated and existing under the laws of the British Virgin Islands;

(3)                                  SUNDREAM HOLDINGS LIMITED and SMART ASIA HOLDINGS LIMITED, each a company duly incorporated and existing under the laws of the British Virgin Islands (collectively the “Sellers” and individually, a “Seller”);

(4)                                  SHANGHAI JNET TELCOM CO., LTD.  (“Shanghai JNET”), a limited liability company duly incorporated and existing under the laws of the PRC;

(5)                                  CHEN PEIDI  , a PRC citizen whose ID card No. is 330622490421004, MEI YONGKAI , a PRC citizen whose ID card No. is 330622750103001, LU JUN , a PRC citizen whose ID card No. is 310105196909290415, MEI Xiurong , a PRC citizen whose ID card No. is            , ZHANG SHIJIE , a PRC citizen whose ID card No. is            , and HAN DANHUA , a PRC citizen whose ID card No. is             (collectively the “Shareholders” and each, a “Shareholder”).

WHEREAS, a Share Purchase and Sale Agreement (the “SPSA”) was entered into by and among the Buyer, the Company, the Sellers, Shanghai JNET and the Shareholders on December 20, 2007, under which the Buyer agreed to purchase the shares of the Company from the Sellers (the “Share Purchase”).

WHEREAS, as of the date of this Agreement, the Buyer has paid to the Sellers the Purchase Consideration of US$5,823,333 (the “Paid Amount”).  The dates and methods of payment of the Paid Amount are set out in Appendix I hereto.  The parties acknowledge that the Paid Amount has been duly paid, and will not be returned by the Sellers.

WHEREAS, from January 1, 2007 to December 31, 2009, Shanghai Jnet has lent to Mei Yongkai loans in the total amount of RMB62,785,046 and Lu Jun loans in the total amount of RMB2,806,645 (collectively, the “Shanghai Jnet Loans”).

WHEREAS, the parties now wish to enter into this Agreement to make amendment and supplement to the SPSA. Unless otherwise defined herein, capitalized terms used herein but not defined herein shall have the same meaning ascribed to them in the SPSA.

1.                                       Notwithstanding any other payment obligations set forth in the SPSA, the parties hereby agree and confirm that the total amount of outstanding Purchase Consideration due to the Sellers by the Buyer as of December 31, 2008 for the Share Purchase is US$1,000,000 (the “2008 Outstanding Payment”).  The Buyer shall pay the 2008 Outstanding Payment to the Sellers in the form of cash within five (5) business days after the date of this Agreement.

2.                                       Shanghai Jnet hereby extends the maturity date of all of the Shanghai Jnet Loans to the fifth anniversary date of this Agreement (the “Maturity Date”).

3.                                       The Buyer has the option to pay to the Sellers an US dollar amount that is equivalent to RMB 49,510,891 (the “Deemed Payment”) within five (5) years after the date of this Agreement, subject to the final confirmation and adjustment made by the auditor appointed by the Buyer.  The Deemed Payment can be made either wholly or partially. If the Buyer pays a certain amount of the Deemed Payment to the Sellers within the five year period, then within five (5) business days after the receipt of such payment from the Buyer, Mei Yongkai and Lu Jun shall repay the portion of the Shanghai Jnet Loans to Shanghai Jnet that is equivalent to the amount of Deemed Payment received by the Sellers, applying the middle exchange rate between US dollar and RMB promulgated by the Bank of China on the date of receipt of the Deemed Payment.  If the Buyer elects not to pay the Deemed Payment to the Sellers within the five year period, Shanghai Jnet may further extend the Maturity Date of the Shanghai Jnet Loans.

4.                                       The parties acknowledge and confirm that the Paid Amount, the 2008 Outstanding Payment and the Deemed Payment together constitute the full payment of the Closing Payment and Second Payment under the SPSA, and represent 60% of the Purchase Consideration contemplated in the SPSA.   The Sellers hereby waive the Third Payment and Fourth Payment under the SPSA, representing 40% of the Purchase Consideration in the SPSA.  The parties hereby agree to re-calculate and re-arrange the remaining Purchase Consideration payable by the Buyer as follows:

(1)                                  The Shareholders hereby covenant that the pre-tax operating earnings of Shanghai Jnet (before transferring to ChinaCache Network Technology (Beijing) Limited , the “WFOE”) in accordance with the Exclusive Business Cooperation Agreement dated January 10, 2008 between Shanghai Jnet and the WFOE) for each year from 2010 to 2012 (the “Performance Year”) will be at least

RMB10,000,000 (the “Performance Target”).  On the conditions of achievement of the Performance Target, the Buyer shall pay to the Sellers certain amount of remaining purchase consideration in the currency of US dollars (the “Recalculated Remaining Purchase Consideration”) in each Performance Year.  The Recalculated Remaining Purchase Consideration shall be paid to the Sellers in cash and through four installments in each Performance Year, with one installment of the Recalculated Remaining Purchase Consideration be paid to the Sellers within thirty (30) days after the end of each quarter based on the pre-tax operating earnings of Shanghai Jnet (before transferring to the WFOE in accordance with the Exclusive Business Cooperation Agreement dated January 10, 2008 between Shanghai Jnet and the WFOE) shown on the management report of Shanghai Jnet for that quarter, subject to the confirmation and consent of the Buyer.  If based on the annual audit report of Shanghai Jnet, the Performance Target for a Performance Year is achieved, then the final amount of the Recalculated Remaining Purchase Consideration payable by the Buyer to the Sellers for that Performance Year shall be a total of actual payments for all four installments; if based on the annual audit report of Shanghai Jnet, the Performance Target for a Performance Year is not achieved, then the final amount of the Recalculated Remaining Purchase Consideration payable by the Buyer to the Sellers for that Performance Year shall be the amount equals to aggregate amount of actual payments for all four installments multiplied by the fraction, where the numerator is the actual after-tax profit of Shanghai Jnet for such Performance Year and the denominator is RMB10,000,000.

(2)                                  Once the annual audit report of Shanghai Jnet for a Performance Year is issued, the final amount of the Recalculated Remaining Purchase Consideration for that Performance Year (the “Final Amount”) shall be determined by the Buyer in accordance with Section 4(1) within seven (7) days.  If the Final Amount is less than the amount of Recalculated Remaining Purchase Consideration actually paid by the Buyer to the Sellers through all four installments in that Performance Year, then the Sellers shall return the difference within thirty (30) days after the date of the annual audit report; if the Final Amount is more than the amount of Recalculated Remaining Purchase Consideration actually paid by the Buyer to the Sellers through all four installments in that Performance Year, then the Buyer shall pay to the Seller the difference within thirty (30) days after the date of the annual audit report.

(3)                              Foreign Exchange:  The Recalculated Remainig Purchase Consideration shall be paid within thirty (30) days after the end of each quarter by using the middle exchange rate between US dollar and RMB promulgated by the Bank of China on the date of remittance of the fund.  The payment of the difference mentioned in Section 4(2) shall be made by using the middle exchange rate between US dollar and RMB promulgated by the Bank of China on the date of the audit report.

5.                                       Shanghai Jnet hereby covenants that it (a) will not request the WFOE to return RMB8,000,000 already paid by it to the WFOE under Exclusive Co-operation Agreement  signed on January 10, 2008, and (b) waives and therefore will not claim the bandwidth purchase fees of RMB10,015,804 payable by Beijing Blue I.T. Technologies Co., Ltd.  under the Bandwidth Purchase Agreements listed in Appendix II hereto.

6.                                       All of the payment under this Agreement shall be deemed as fully and duly paid to the Sellers when remitted to the bank account of Sundream Holdings Limited.

7.                                       Each of the parties hereby confirms that it does not have any claim against the other party in respect of any matter arising out of or in connection with the SPSA and Deed of Adherence dated December 20, 2007, and each party hereby agrees to waive and discharge the other parties from and in respect of all and any liabilities arising out of or in connection with any antecedent breach in respect of the SPSA and Deed of Adherence. In particular, Sundream Holdings Limited, Smart Asia Holdings Limited, Shanghai Jnet, the Shareholders and JNET Holdings Ltd. hereby confirm that they have no claim against the Buyer under the SPSA.

8.                                       The parties further agree that, if the Buyer fails to consummate a Qualified IPO with an initial offering price of more than US$1.02952 (subject to adjustment for share splits, share dividends, combinations, recapitalizations and similar events; or in the event of share splits, share dividends, combinations, recapitalizations and similar events, the price shall be adjusted accordingly), then upon the request by a Seller, the Buyer shall have the obligation to issue additional Ordinary Shares to such Seller to reflect the difference between the actual initial offering price and US$1.02952. The number of additional Ordinary Shares shall be calculated based upon the following formula:

Additional Ordinary Shares = (US$1.02952 - actual initial offering price) X (number of Ordinary Shares issued to such Seller) / actual initial offering price

9.                                       In accordance with the Third Amended Memorandum and Articles of Association of the Buyer, “Qualified IPO” shall mean a public offering of ordinary shares of the Buyer (or securities representing such ordinary shares) registered under the Securities Act of the United States and with gross proceeds to the Buyer of at least US$50 million and an implied, pre-money valuation of US$300 million or more, or in a similar public offering of ordinary shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong

Limited, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by the holders of at least fifty-one percent (51%) of the then outstanding preferred shares of the Buyer.

10.                                 This Agreement shall supersede all the clauses related to Purchase Consideration in the SPSA.  All other terms and conditions of the SPSA shall remain unchanged.  All payments under this Agreement shall only be made by the Buyer on the condition that the board of directors of the Buyer has duly approved such payment(s).

11.                                 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws.  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center in accordance with the UNCITRAL Arbitration Rules in effect at the time of the arbitration.  Section 9.11 of the SPSA (Arbitration) shall apply to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

By:	/s/ Song Wang
Print Name: Song Wang
Title: Director

Supplementary Agreement to Share Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SUNDREAM HOLDINGS LIMITED

By:	/s/ MEI Yongkai
Print Name: MEI Yongkai
Title: Director

SMART ASIA HOLDINGS LIMITED

By:	/s/ MEI Xiurong
Print Name: MEI Xiurong
Title: Director

Supplementary Agreement to Share Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CHEN PEIDI

By:	/s/ CHEN PEIDI

MEI YONGKAI

By:	/s/ MEI YONGKAI

LU JUN

By:	/s/ LU JUN

HAN DANHUA

By:	/s/ HAN DANHUA

ZHANG SHIJIE

By:	/s/ ZHANG SHIJIE

MEI XIURONG

By:	/s/ MEI XIURONG

Supplementary Agreement to Share Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

JNET HOLDINGS LIMITED

By:	/s/ MEI Yongkai
Print Name: MEI Yongkai
Title: Director

SHANGHAI JNET TELCOM CO., LTD.

By:	/s/ CHEN Peidi
Print Name: CHEN Peidi
Title: Legal Representative

Supplementary Agreement to Share Purchase and Sale Agreement

Appendix I

No.	Paid Amount		Date	Method
Down Payment	US$	400,000	Dec 27, 07	Bank wire to Sundream Holdings
First Installment	US$	1,941,333	Jan 26, 08	Bank wire to Sundream Holdings
	US$	112,000	Jan 26, 08	Bank wire to SmartAsia Holdings
Second Installment	US$	2,500,000	May 28, 08	Bank wire to Sundream Holdings
	US$	370,000	May 28, 08	Bank wire to SmartAsia Holdings
	US$	500,000	Aug 5, 08	Bank wire to Sundream Holdings
Total	US$	5,823,333

No.	Buyer Shares Issued		Date	Method
First Installment	2,168,000		Jun 11, 08	Issue of Ordinary Shares to Sundream Holdings
	240,889		Jun 11, 08	Issue of Ordinary Shares to SmartAsia Holdings
Second Installment	2,842,258		Jun 11, 08	Issue of Ordinary Shares to Sundream Holdings
	315,806		Jun 11, 08	Issue of Ordinary Shares to SmartAsia Holdings
Total	5,566,955

Appendix II

Contract No.	Terms	Total Contract Amount	Monthly Fee	Unpaid Amount by Dec 31 2008
SHCHN0605G	07.12.10-08.12.09	666,000	53,000	416,417
SHCHN0611A/0811A	06.11.10-07.11.09	3,000,000	250,000	3,677,419
SHCHN0705A/0805A	07.05.20-08.05.19	1,330,000	110,833	1,635,000
SHCHN0708B/0808B	07.08.15-08.08.14	2,496,000	208,000	3,016,000.00
SHCHN0802A	07.12.10-08.12.09	1,200,000	100,000	1,270,968
Total				10,015,804